Exhibit 10.12

[Letterhead]

September 2, 2008

Mr. Steve Swift, CEO
WellQuest Medical & Wellness Centers
3400 S.E. Macy Road, #18
Bentonville, AR 72712

RE:  Financial Covenant Compliance Waiver

Dear Mr. Swift:

This letter memorializes that WellQuest Medical & Wellness Centers (“WellQuest”) is in default of a certain financial covenant, and that, conditioned upon your acknowledgement below, ONB will waive the same and establish more frequent testing of future financial covenants.

As otherwise conditioned herein, ONB Bank and Trust Company (“ONB”), as lender for the Small Business Administration, hereby waives the Company’s compliance with the Debt Service Coverage (“DSC”) requirement of the Loan Agreement which requires the Company maintain a minimum Debt Service Coverage ratio, calculated as of the last day of each calendar year, of not less than 1.00 to 1.00 at December 31, 2006 and not less than 1.5:1 beginning December 31, 2007.  ONB also waives the requirement of the Company to maintain a DSC of 1.5:1 by June 30, 2008 as described in a waiver letter dated January 25, 2008.

This waiver is solely for the years ending December 31, 2006, 2007, and 2008 and is limited to this requirement only.  No other provisions are waived.  Beginning September 30, 2008 and continuing on a quarterly basis thereafter, WellQuest will provide ONB with sufficient financial information to determine its DSC, and WellQuest will establish and maintain a DSC of 1.5:1 by March 31, 2009.

ONB retains all rights and remedies it has pursuant to the loan agreements.

Sincerely,

/s/ Casey Stowe
Casey Stowe, Vice President
ONB Bank and Trust Company

Acknowledged by:

/s/ Steve Swift
Steve Swift, CEO

Date:  September 2, 2008